EXHIBIT 99.1

December 12, 2018

EOG Resources Appoints Julie J. Robertson to Board of Directors

–	Announces Ambassador Frank G. Wisner Set to Retire from Board of Directors

HOUSTON - EOG Resources, Inc. (EOG) today announced the appointment of Julie J. Robertson to its Board of Directors, effective January 1, 2019. Robertson has served as Chairman of the Board, President and Chief Executive Officer of Noble Corporation, one of the world’s largest offshore drilling companies, since January 2018. Robertson previously served in various other management roles for Noble, including Executive Vice President from 2006 to January 2018 and as Senior Vice President - Administration from 2001 to 2006. Robertson joined a predecessor subsidiary of Noble in 1979.

“We are thrilled to add someone with Julie’s extensive experience in the oil and gas industry to EOG’s Board of Directors,” said William R. “Bill” Thomas, Chairman and Chief Executive Officer. “Julie brings an impressive record of achievement and a wealth of knowledge of the drilling services sector from her 39-year career and various roles with Noble.”

EOG also announced that Ambassador Frank G. Wisner plans to retire from the Board at the end of his current term and not stand for re-election at EOG’s 2019 annual stockholders meeting. Wisner was first elected a Director of EOG in 1997, following a more than 35-year career with the U.S. State Department, including service as U.S. Ambassador to India from 1994 to 1997. Following his retirement as U.S. Ambassador to India, Wisner served as Vice Chairman, External Affairs of American International Group, Inc. from 1997 until his retirement in 2009. Since 2009, Wisner has served in the roles of International Affairs Advisor and Foreign Affairs Advisor with Squire Patton Boggs, a multinational law firm.

“On behalf of EOG and the Board, I would like to thank Frank for his dedicated service to EOG over the past 21 years,” Thomas said. “Frank’s encouragement and strong support while on the EOG Board helped the company transform from a small E&P to one of the largest, most successful independent E&P companies and the leader in horizontal oil production and technology. During his tenure, EOG successfully navigated multiple commodity price cycles and delivered exceptional shareholder returns.”

About EOG
EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States, Trinidad and China. To learn more visit www.eogresources.com.

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